Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2008)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2008. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 28, 2008, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

December 19, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – December 18, 2008

HAWKER BEECHCRAFT ACQUISITION

COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2008, Hawker Beechcraft Acquisition Company, LLC (the “U.S. Borrower”), Hawker Beechcraft, Inc. (“Holdings”), and Hawker Beechcraft Limited (together with the U.S. Borrower, the “Borrowers”) entered into the First Amendment to the Credit Agreement (the “Amendment”) by and among the Borrowers, Goldman Sachs Credit Partners L.P., as auction manager (the “Auction Manager”), Credit Suisse, as administrative agent and collateral agent (the “Agent”), the Guarantors (as defined therein) and the Lenders (as defined therein), amending certain provisions of that certain Credit Agreement, dated as of March 26, 2007 (the “Credit Agreement”), between the Borrowers, the financial parties thereto, as lenders, the subsidiaries of Holdings party thereto, the Agent, the other agents named therein, and the other parties thereto from time to time.

The Amendment provides that the U.S. Borrower may prepay, up to a maximum amount of $300,000,000, of the term loan debt under the Credit Agreement held by participating lenders at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash of the U.S. Borrower, if the U.S. Borrower meets certain conditions set forth in the Amendment including a $400,000,000 minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the Credit Agreement’s revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the Credit Agreement’s revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from holders of equity of the U.S. Borrower. Under the terms of the Amendment, any such prepayments will reduce the amount of term loans outstanding and payable on the final maturity date. Additionally, the U.S. Borrower has agreed to pay to each lender that consented to the adoption of the Amendment prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the Credit Agreement as of the effective date of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Dated: December 19, 2008

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